[LOGO]DYNASIL[/LOGO]



 Contacts:
 Patty Kehe
 Dynasil Corporation of America
 Phone: 617.668.6855
 Email: pkehe@dynasil.com


            Dynasil Corporation of America Elects
             Alan B. Levine to Board of Directors

 Watertown, Mass., May 2, 2013   Dynasil Corporation of America (NASDAQ:
 DYSL), a leader in the development and manufacture of detection, sensing and analysis technology, today announced that Alan B. Levine was elected to a newly-created seat on the Board of Directors. Mr. Levine will serve as the chairman of the Audit Committee of the Board of Directors.

 Levine, 69, brings to Dynasil over 40 years of financial and leadership experience, including thirteen years as a Chief Financial Officer for
 companies in the financial, educational and technology industries.   His
 experience includes serving as a director on four different public company boards, including his current positions on the boards of Magnetek, Inc. and RBC Bearings Incorporated, where he also serves on the Audit Committees.

 "Alan's extensive financial experience significantly expands the Board's depth of expertise," said Dynasil Chairman Peter Sulick. "We are pleased to welcome him to the Dynasil board and to his role as chairman of the Audit Committee. We look forward to benefitting from his Audit Committee experience and strategic insights."

 Levine spent 24 years in public accounting with Ernst & Young LLP, where he became an Audit Partner. He earned his Master of Accountancy from the University of Arizona and a B.A. from the University of Vermont.

 About Dynasil

 Dynasil Corporation of America (NASDAQ: DYSL) develops and manufactures detection, sensing and analysis technology, precision instruments and optical components for the homeland security, medical and industrial markets. Combining world-class technology with expertise in research and materials science, Dynasil is commercializing products including dual-mode radiation detection solutions for Homeland Security and commercial applications, probes for medical imaging and sensors for non-destructive testing. Dynasil has an impressive and growing portfolio of issued and pending U.S. patents. The Company is based in Watertown, Massachusetts, with additional operations in Mass., Minn., NY, NJ and the United Kingdom. More information about the Company is available at www.dynasil.com.